Exhibit 10.15

EMPLOYMENT AGREEMENT

This Agreement is dated effective as of September 1, 2006 by and between Tully’s Coffee Corporation (“Tully’s), and John K. Buller (“Buller”) (collectively, the “Parties”).

Recitals

A. Tully’s desires to employ Buller to serve as the President and Chief Executive Officer (“CEO”) of Tully’s subject to the terms and conditions of this Agreement.

B. Buller has agreed to serve as the President and CEO of Tully’s subject to the terms and conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the Parties agree as follows:

1.	Position; Effort; Term.

1.1 Position and Duties. Tully’s and Buller agree that Buller shall serve as the President and CEO of Tully’s and that Buller shall have such duties and responsibilities as are consistent with such position and as are assigned to him by the Tully’s Board of Directors (the “Board”). It is understood that Buller’s responsibilities may be modified or expanded, but not decreased, at any time by the Board in order to accommodate the needs of Tully’s. Buller shall report directly to the Board. Buller shall perform all duties hereunder in accordance with (i) all applicable federal, state and local laws and regulations, and (ii) all company policies adopted by Tully’s Board from time to time.

1.2 Efforts. Buller agrees to devote his full-time efforts to his duties with Tully’s and agrees that he will not directly or indirectly engage in or participate in any activities that would conflict with the best interests of Tully’s. It is further agreed and understood that as the President and CEO of Tully’s, the hours which Buller is required to work, will vary considerably and will frequently require more than 40 hours per week. It is understood and agreed that such work in excess of 40 hours per week is a regular and normal part of Buller’s responsibilities for which he is compensated, and does not in any way constitute overtime for which Buller is entitled to receive additional compensation.

1.3 Term. Except as provided in Section 6, Tully’s shall employ Buller for the period commencing on August 21, 2006 (the “Effective Date”) and continuing until this Agreement is terminated in accordance with Section 6. The period during which Buller is employed pursuant to the terms of this Agreement shall be referred to herein as the Employment Period. Sections 4, 5, 6.8, 7.3 and 7.6 shall survive the termination of this Agreement.

1.4 Board Seat. The parties acknowledge that Buller is currently a member of the board of directors of Tully’s (the “Board of Directors”). The parties acknowledge and agree that, subject to reelection by the Tully’s Shareholders at each annual meeting, Buller shall continue to be a member of the Board of Directors following his execution of this Agreement and throughout the Employment Period.

2.	Cash Compensation.

2.1 Base Salary. For all services rendered by Buller under this Agreement, Tully’s shall pay Buller a base salary. Buller’s initial annual base salary shall be $200,000.00. The Board shall review Buller’s base salary in September of each year and confirm the base salary amount in writing; provided that, absent the mutual agreement of the Parties, Buller’s annual base salary shall at no time be less $200,000. Buller shall be paid his base salary on regularly scheduled pay dates applicable to employees of Tully’s generally, minus all lawful and agreed upon payroll deductions. The Board, in its sole discretion, may increase Buller’s base salary to take into account any change in his responsibilities, performance or other pertinent factors.

2.2 Incentive Compensation and Bonus Plan. In addition to the base salary, Buller shall be eligible for additional compensation based on the incentive and bonus plan (the “Incentive Plan”) generally described in the attached Exhibit A. The agreed upon Incentive Plan shall be attached as an addendum to this Agreement. In order to be eligible to receive additional compensation pursuant to the Incentive Plan, Buller must be employed by the Company under this Agreement at the time of payment or delivery of any compensation or benefits called for under the Incentive Plan; provided, that this shall not prevent Buller from receiving any bonus compensation that has been fully earned as a result of having met applicable bonus requirements. All lawful withholdings and deductions will be made prior to payment of any amounts payable under this Section.

3.	Other Benefits.

3.1 Employee Benefit Programs. Tully’s and Buller agree that during the term of this Agreement, Buller shall be entitled to participate in all employee benefit programs of Tully’s as may be authorized and adopted from time to time by Tully’s and for which Buller is eligible, including the benefits described in the attached Exhibit B. In addition, Tully’s shall provide Buller a monthly car allowance equal to $650.00, payable in advance each month during the Employment Period.

3.2 Vacation and Sick Leave. Buller shall be entitled to four weeks paid vacation per calendar year. Buller shall be entitled to sick leave in accordance with Tully’s policies in effect from time to time.

3.3 Expenses. Tully’s shall reimburse Buller for all actual out-of-pocket expenses reasonably related to carrying out his duties and responsibilities under this Agreement in accordance with Tully’s established policies in effect from time to time.

3.4 Stock Options. Upon the execution of this Agreement, the parties shall also enter into a Stock Option Agreement substantially in the form attached hereto as Exhibit C (the “Stock Option Agreement”). The Stock Option Agreement shall provide for options (the “Stock Options”) to purchase 500,000 shares of Tully’s common voting stock. Subject to Buller still being a Tully’s employee on the applicable vesting date, the Stock Options shall vest as follows: (i) 100,000 of the Stock Options shall vest upon the execution of this Agreement by both parties, (ii) 100,000 of the Stock Options shall vest on the first anniversary of the Effective Date, (iii) 100,000 of the Stock Options shall vest on the second anniversary of the Effective Date, (iv) 100,000 shall vest on the third anniversary of the Effective Date, and (v) the final 100,000 of the Stock Options shall vest on the fourth anniversary of the Effective Date. The exercise price for each of the Stock Options shall be at $1.50 per share.

Except as otherwise provided for herein, all of the Stock Options shall be subject to the terms and conditions contained in the Stock Option Agreement. Except as otherwise set forth in Sections’ 6.5 and 6.6 with respect to the acceleration of certain Stock Options, all Stock Options which have not vested as of the date of Executive’s termination of employment with the Company shall be deemed to be forfeited. Upon the occurrence of a Change in Control as provided for Section 6.6 below, all of Buller’s unvested Stock Options shall be accelerated and become fully vested.

Issuance of the Stock Options and any shares related thereto shall be made only in accordance with all applicable state and federal securities laws.

The $1.50 exercise price for the Stock Options represents Tully’s current estimate of the fair market value of its common stock.

4.	Protection of Confidential Information.

4.1 Confidential Information. Buller recognizes that during the course of employment with Tully’s, Buller will have access to certain trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, without limitation, data and other information relating to members of the Board of Directors and other management personnel of Tully’s), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating or belonging to Tully’s or information designated or considered as confidential or proprietary that Tully’s may receive belonging to suppliers, customers or others who do business with Tully’s (collectively, “Confidential Information”). As used herein, Confidential Information does not include any information that has been previously disclosed to the public by Tully’s or is in the public domain (other than by reason of Buller’s breach of this Section 4.1). Buller agrees that all

Confidential Information shall remain the exclusive property of Tully’s. In any dispute over whether information is Confidential Information for purposes of enforcement of this Agreement, it shall be the burden of Buller to show both that such contested information is not Confidential Information within the meaning of the Agreement, and that it does not constitute a trade secret under the laws of the State of Washington.

For purposes of this Agreement and without limiting the foregoing description of Confidential Information, “Confidential Information” includes: all nonpublic information relating to Tully’s and all information regarding Tully’s current or former employees, investors and customers. Examples of Confidential Information include, without limitation: the identities of past, present or potential customers, investors or employees, marketing plans, contract information, trade secrets as defined by Washington law, and any other sorts of items or information regarding Tully’s or its customers, investors or employees that are not generally known to the public at large.

4.2 Nondisclosure of Confidential Information. At all times during and following Buller’s employment with Tully’s, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Buller agrees not to disclose to anyone outside Tully’s, nor to use for any purpose other than Buller’s work for Tully’s and for Tully’s benefit, (i) any Confidential Information or (ii) any information Tully’s has received from others which Tully’s is obligated to treat as confidential or proprietary.

4.3 Return of Confidential Information. When Buller’s employment ends and at any other time at Tully’s request, Buller shall promptly give Tully’s all materials containing Confidential Information that Buller has or controls.

5.	Noncompetition and Nonsolicitation of Employees.

5.1 Noncompetition. During the Employment Period and during the one-year period immediately following the end of the Employment Period (collectively, the “Restriction Period”), Buller shall not, directly or indirectly, engage in, or become associated with any entity, whether as principal, partner, member, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that, as a material part of their business, engages in the Specialty Coffee Business (as defined below) in any of the geographic areas in which the Company has conducted business during the Employment Period. As used herein, the “Specialty Coffee Business” means (i) the business of developing and operating specialty stores featuring the sale of coffee drinks, teas and/or other beverages; and/or (ii) the wholesale distribution of whole coffee beans, ground coffee and coffee drinks.

5.2 Nonsolicitation. During the Restriction Period, Buller shall not directly or indirectly solicit any employee to leave his or her employment with Tully’s. In addition, Buller shall not (a) disclose to any third party the names, backgrounds or qualifications of any Tully employees or otherwise identify them as potential candidates for employment; (b) personally or through any other person approach, recruit or otherwise solicit employees of Tully’s to work for any other employer; or (c) participate in any pre-employment interviews with any person who was employed by Tully’s while Buller was employed by Tully’s.

5.3 Acknowledgement re Restrictions in Sections’ 4 and 5. Buller acknowledges and agrees that his covenants and obligations with respect to confidentiality, Tully’s property, and nonsolicitation of employees contained in Sections’ 4 and 5 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants or obligations will cause Tully’s irreparable injury for which adequate remedies are not available solely at law. Therefore, Buller agrees that Tully’s shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Buller from committing any violation of the covenants and obligations set forth in Sections 4 and 5 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies that Tully’s may have at law or in equity.

Buller acknowledges and agrees that, given Buller’s experience, knowledge and position with Tully’s, the restrictions contained in Sections 4 and 5 of this Agreement are reasonable and necessary in order for Tully’s to protect its reasonable business interests.

6.	Termination.

6.1 Mutual Agreement. During the Employment Period, Buller’s employment may be terminated at any time by mutual agreement of the parties hereto on terms to be negotiated at the time of such termination.

6.2 Termination by Employee. Buller may also terminate this Agreement on thirty days’ written notice to Tully’s at the address listed below. The notice will be effective on the date that it is postmarked for delivery by the U.S. postal service, or accepted by an alternative delivery service. If Buller terminates this Agreement there shall be no severance obligations in connection with such termination.

6.3 Death or Disability. During the Employment Period, this Agreement shall terminate automatically (i) upon Buller’s death, or (ii) due to a physical or mental disability or infirmity that prevents the performance of Buller’s employment related duties hereunder for a period of six months or longer (a “Disability”).

6.4 Termination by Tully’s For Cause. During the Employment Period, Buller’s employment hereunder may be terminated for “Cause” by Tully’s effective immediately upon delivery of written notice thereof to Buller. “Cause” shall mean (i) commission by Buller of any act of theft, fraud, or dishonesty with respect to Tully’s business; (ii) breach by Buller of any of the material terms and conditions of this Agreement which breach is not remedied to Tully’s satisfaction within ten days of written notice of the same to Buller; (iii) Buller’s engaging in willful and serious misconduct that is injurious to Tully’s reputation or business; or (iv) Buller’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or which arises out of any act involving moral turpitude.

If Tully’s terminates this Agreement for Cause, there shall be no severance payment obligations due in connection with such termination.

6.5 Termination by Tully’s Without Cause. During the Employment Period, Buller’s employment hereunder may be terminated “Without Cause” by Tully’s, effective upon (at Tully’s sole option) between 5 and 30 days’ prior written notice of such termination delivered by Tully’s to Buller at the address listed below. A termination “Without Cause” shall mean a termination of Buller’s employment by Tully’s during the Employment Period for any reason other than Cause, as defined in Section 6.4, or by reason of Buller’s death or Disability.

If Tully’s terminates Buller’s employment under this Agreement “Without Cause” during the first 18 months after the Effective Date, Buller shall receive severance equal to two years of Buller’s then current base salary, with such severance to be paid out monthly in accordance with Tully’s payroll practices as in effect from time to time, plus a one-time cash payment of $100,000.00.

If Tully’s terminates Buller’s employment under this Agreement “Without Cause” at any time after 18 months after the Effective Date, Buller shall receive severance equal to one year of Buller’s then current base salary, with such severance to be paid out monthly in accordance with Tully’s payroll practices as in effect from time to time.

If Tully’s terminates Buller’s employment under this Agreement “Without Cause” at any time, all Stock Options (as defined above) that would have vested (had Buller’s employment continued) during the one year period after the effective date of his employment termination shall vest as of the effective date for the termination of Buller’s employment.

If Buller’s employment with Tully’s is terminated by a third party in connection with the filing by or against Tully’s of a petition under the Federal Bankruptcy Code, Buller shall be deemed to have been terminated by Tully’s Without Cause under this Section 6.5 and shall be entitled to receive severance as provided for in this Section 6.5.

In addition, if a Change in Control occurs within four (4) months of the effective date of Buller’s termination Without Cause by the Company, Buller shall, at his sole option, have the right to elect to receive the severance payments and vesting set forth in Section 6.6 below in lieu of receiving any of the severance payments and vesting provided for in this Section 6.5.

6.6 Termination in Connection with a Change of Control. If Buller’s employment with the Tully’s is terminated by Tully’s or a third party as a result of the occurrence of a Change in Control or by

Tully’s (i) Buller shall be entitled to receive severance equal to two (2) years of Buller’s then current base salary, with such severance to be paid out monthly in accordance with Tully’s payroll practices as in effect from time to time; (ii) accelerated vesting of 100% of Buller’s Stock Options; and (iii) a one-tine payment of $100,000.

As used herein, the phrase “Change in Control” shall mean either (i) a sale of substantially all of the assets of Tully’s to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Tully’s shareholders holding a majority of the outstanding shares of the common voting stock of Tully’s; or (b) a sale of more than fifty percent (50%) of the outstanding voting stock of Tully’s to one or more third parties in a single transaction or series of transactions. For purposes of this Section 6.6, the sale of stock by shareholders as secondary sellers in connection with a public offering of stock by Tully’s, and sales of stock by shareholders in a public stock market after a public offering of stock by Tully’s shall not be considered to be sales in a single transaction or series of transactions.

6.7 Release. The monthly severance payments described in this Section 6 are conditioned upon (i) Buller’s execution and delivery to Tully’s of a full and complete written release (the “Release”) of any and all other claims Buller may have against Tully’s in form and substance reasonably acceptable to Tully’s; and (ii) Buller’s performance and observance of the terms and conditions of this Agreement that are to survive the termination of this Agreement. If Buller fails to deliver the Release within the later of 30 days after termination of his employment or ten days after receipt from Tully’s of a proposed form of Release, Tully’s shall have no obligation to make the severance payments as described in this Section 6.

6.8 Other Compensation. Upon termination of Buller’s employment with Tully’s, Tully’s agrees to pay Buller all regular salary, bonuses or other remuneration that are due and owing to Buller as of the date of termination, less legal deductions or offsets Buller may owe to Tully’s for such items as salary advances or loans. Notwithstanding the preceding sentence, Buller acknowledges and agrees that, Buller shall not receive compensation or benefits under the Incentive Plan unless Buller is employed by Tully’s under this Agreement at the time of payment or delivery of any compensation or benefits under the Incentive Plan. Buller agrees that his signature on this Agreement constitutes his authorization for all such deductions. Buller agrees to return to Tully’s all of Tully’s property of any kind which may be in Buller’s possession.

6.9 Cooperation and Non-disparagement. Upon the termination of this Agreement for any reason other than the death or Disability of Buller, Buller shall cooperate with Tully’s, as reasonably requested by Tully’s, to effect a transition of Buller’s responsibilities and to ensure that Tully’s is aware of all matters being handled by Buller. After the termination of this Agreement, both the Company and Buller agree that they shall each refrain from making any written or oral statements disparaging the Company and/or Buller.

7.	Miscellaneous.

7.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between Tully’s and Buller, all of which have been voluntarily agreed upon. Tully’s and Buller agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will be written down in a supplemental agreement which shall be signed by both Tully’s and Buller before it is effective. Buller and Tully’s agree that this Agreement replaces and supersedes any and all other prior agreements, written or oral, regarding the terms of Buller’s employment with the Company.

7.2 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

7.3 Governing Law; Attorneys Fees. This Agreement is made and shall be construed and performed under the laws of the State of Washington. Any suit to enforce any provision of this Agreement, or arising as a result of the relationship of the Parties created by this Agreement, shall be brought in King County, Washington. In the event that suit is brought to interpret or enforce any term or provision of this Agreement, or in the event that any party hereto is forced to seek a remedy other than monetary damages, including but not limited to injunctive relief, the prevailing party in any such suit or proceeding shall, in addition to any other relief to which such party may be entitled, be awarded its costs and attorneys’ fees reasonably and actually incurred.

7.4 Waiver of Agreement. The waiver by Tully’s of a breach of any provision of this Agreement by Buller shall not operate or be construed as a waiver by Tully’s of any subsequent breach by Buller.

7.5 Captions. The captions and headings of the paragraphs of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

7.6 Assignment and Successors. The rights and obligations of Tully’s under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Tully’s. The rights and obligations of Buller hereunder are nonassignable.

7.7 Notices. Any notice required by this Agreement shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

(a) If to Tully’s:	Tully’s Coffee Corporation
Attention: Chairman and CFO
3100 Airport Way South
Seattle, WA 98134
Telephone: 206-233-2070
Fax: 206-233-2077

and to

Patrick R. Lamb
Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Telephone: 206-622-8020
Fax: 206-467-8215

(b) If to Buller:	John K. Buller
2030 Dexter Avenue N., Suite 250
Seattle, WA 98109-2720

and to

Michael D. Dwyer
Lane Powell PC
1420 5th Avenue, Suite 4100
Seattle, WA 98101-2338
Telephone: 206-223-7057
Fax: 206-613-4290

Either party may change the specified address by giving written notice of such change.

7.8 Authority. Tully’s represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement to which it is a party or by which it is bound. Buller represents and warrants that he is fully authorized and empowered to enter into this Agreement and that the performance of his obligations under this Agreement will not violate any material agreement to which he is a party or by which he is bound.

[Signatures on next page]

DATED this 1st day of September, 2006.

TULLY’S COFFEE CORPORATION		JOHN K. BULLER

By:	/s/ TOM T. O’KEEFE	/s/ JOHN K. BULLER
TOM T. O’KEEFE
Its:	CHAIRMAN

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

BETWEEN

TULLY’S COFFEE CORPORATION AND JOHN BULLER

The Incentive Compensation Plan shall consist of a combination of equity and cash compensation for meeting certain milestones. The Incentive Compensation Plan shall be agreed upon by Buller and Tully’s within 30 days of the execution of this Agreement.

EXHIBIT B

TO

EMPLOYMENT AGREEMENT

BETWEEN

TULLY’S COFFEE CORPORATION AND JOHN BULLER

Standard Employee Benefits

*Group medical, dental, vision, prescription

*Group short term disability

*Group long term disability

*Group life/AD&D

*Supplemental life for employee, spouse and children available for purchase by employee

*Section 125 pre-tax spending accounts for health care and dependent care expense reimbursement

*401(k) savings plan

Tully’s employee benefit program content is subject to change from time-to-time by Tully’s.

EXHIBIT C

TO

EMPLOYMENT AGREEMENT

BETWEEN

TULLY’S COFFEE CORPORATION AND JOHN BULLER

Form of Stock Option Agreement

TULLY’S COFFEE CORPORATION

(the “Company”)

NON-QUALIFIED STOCK OPTION AGREEMENT FOR PURCHASE OF STOCK

We are pleased to inform you that the Company has granted to you (the “Optionee”) an option to purchase shares of the Company’s common stock (“Option”) under the 2004 Stock Option Plan (the “Plan”) on the terms and subject to the conditions set forth in this Stock Option Agreement.

This Stock Option Agreement is made and entered into pursuant to a specific grant of options approved by the Company’s Board of Directors or the Compensation Committee thereof as of the Date of Option Grant set forth below. This Stock Option Agreement cancels, supercedes, and replaces any other oral or written agreement, letter or other document between the parties related to this Option.

FOR VALUABLE CONSIDERATION, the Company does hereby grant to the Optionee, in accordance with the terms and conditions hereof, as of the Date of Option Grant, the right and option to purchase the number of shares of common stock of the Company (the “Option Shares”) for the Exercise Price Per Share as set forth below, which right and option shall vest and become exercisable according to the Vesting Schedule set forth below:

Name of Optionee:	John K. Buller

Number of Option Shares:	500,000 shares

Exercise Price Per Share:	$1.50

Date of Option Grant:	September 1, 2006

Expiration Date:	September 1, 2016

Vesting Schedule:

Options for 100,000 shares shall vest on September 1, 2006

Options for 100,000 shares shall vest on August 21, 2007*

Options for 100,000 shares shall vest on August 21, 2008*

Options for 100,000 shares shall vest on August 21, 2009*

Options for 100,000 shares shall vest on August 21, 2010*

*	Subject to accelerated vesting as provided in Sections 6.5 and 6.6 of the Employment Agreement dated as of September 1, 2006 between Tully’s Coffee Corporation and John K. Buller

EXECUTED as of September 1, 2006.

TULLY’S COFFEE CORPORATION

By	/s/ Kristopher S. Galvin
Kristopher S. Galvin Executive Vice President and CFO

By signing below and entering into this Stock Option Agreement, Optionee agrees to the terms hereof, and all obligations and responsibilities as described in the Plan and the attached Terms and Conditions, which shall constitute part of this Stock Option Agreement.

OPTIONEE

Address:

TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933.

Capitalized Terms used in this Stock Option Agreement (the “Agreement”), if not otherwise defined, have the meanings given them in the Plan.

1. Time of Exercise of Option. Until it expires or is terminated as provided in Section 2 hereof, the Option may be exercised from time to time to purchase the number of whole shares of common stock as to which it has become exercisable. Section 2.6 of the Plan sets forth provisions affecting the exercise and termination of the Option in connection with certain circumstances, including Merger, Consolidation, Tender Offer, Takeover Bid, Sale of Assets or Dissolution as set forth therein.

2. Termination of Employment or Service.

2.1 General Rule. Except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Optionee is employed by or is serving as a director of the Company, and shall have been so employed or provided such service continuously since the Date of Option Grant. For purposes of this Agreement, the Optionee is considered to be employed by or in the service of the Company if the Optionee is employed by or serving as a director of the Company or any subsidiary of the Company (each, an “Employer”).

2.2 Termination Generally. If the Optionee’s employment by or service with the Company terminates for any reason other than for cause, resignation in lieu of dismissal, total disability, death or due to a Change of Control Event, as provided in Sections 2.3, 2.4, 2.5, 2.6 or 2.7 hereof, then the Option may be exercised at any time before the earliest of (a) the Expiration Date, (b) the date that is three years after the date of termination, and (c) ten years after the Date of Option Grant, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination (provided that all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.3 Termination for Cause or Resignation in Lieu of Dismissal.

(a) If the Optionee is terminated for cause or resigns in lieu of dismissal, the Option shall be deemed to have terminated as of the time of the first act that led or would have led to the termination for cause or resignation in lieu of dismissal, and the Optionee shall thereupon have no right to purchase any shares of common stock pursuant to the exercise of the Option, and any such exercise shall be null and void.

(b) Termination for “cause” shall include (i) the violation by the Optionee of any reasonable rule or policy of the Company; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee that has an adverse impact on the Company or that constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; (vi) the Optionee’s performing services for any other company or person that competes with the Company while he or she is employed by or provides services to the Company, without the written approval of the president or chief executive officer of the Company; or (vii) removal as a director of the Company.

(c) “Resignation in lieu of dismissal” shall mean a resignation by the Optionee as an employee or director, or both, if (i) the Company has given prior notice to the Optionee of its intent to dismiss (or seek removal of) the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee’s resignation, the Board of Directors of the Company or the president or chief executive officer of the Company determines that such resignation was related to an act that would have led to a termination for cause.

2.4 Resignation. If the Optionee resigns as an employee or director of the Company, the Optionee’s right to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the president or chief executive officer of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time before the earlier of (a) the Expiration Date (which shall have been extended for the period during which the Option has been suspended) or (b) the date that is three years after the date of resignation, to the extent the Optionee was entitled to exercise the Option at the date of resignation (provided all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.5 Termination Because of Total Disability. If the Optionee’s employment or service to the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), the Option may be exercised at any time before the earlier of (a) the Expiration Date or (b) the date that is three years after the date of such termination, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination (provided that all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.6 Termination Because of Death. If the Optionee dies while employed by or in the service of the Company, the Option may be exercised at any time before the earlier of (a) the Expiration Date or (b) the date that is 12 months after the date of death, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination. The Option may be exercised only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the applicable laws of descent and distribution (provided all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.7 Termination Because of a “Change of Control Event.” The Option shall terminate upon the occurrence of a Change of Control Event, as defined in Section 2.7(e) (6) of the Plan and subject to the terms set forth therein.

2.8 Effect of Leave of Absence; Transfer of Employment. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Vesting of the Option shall continue during any medical, family, or military leave of absence taken in accordance with the policies of the Company. Vesting of the Option and the Expiration Date therefor shall be suspended during any other leave of absence, whether paid or unpaid, except as otherwise determined by the Board of Directors or appropriate committee thereof. A transfer of employment or other relationship between or among the Company and any subsidiaries of the parent or the Company shall not be deemed to constitute a termination of employment or other cessation of relationship with the Employer.

2.9 Effect of Listing or Quotation of Common Stock. Effective as of the later of (a) the date on which the Company’s common stock is listed or quoted on a national securities exchange or market or (b) the expiration of any restrictive period applicable to the Option under the requirements of Section 9 below, the three year exercise period referenced in Sections 2.2 and 2.4 above will be reduced to three months and in Section 2.5 to twelve months.

2.10 Failure to Exercise Option. To the extent that the Option of any deceased Optionee or any Optionee whose employment or service terminates is not exercised within the applicable exercise period, all further rights to purchase shares pursuant to the Option shall cease and terminate.

3. Recapitalizations. The Option shall be adjusted for recapitalizations, stock splits, stock dividends, and the like as described in Section 2.10 of the Plan.

4. Method of Exercise of Option. Subject to the provisions of Section 1 above, the Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased on any exercise of the Option. The Option shall be exercised by delivery to the Secretary of the Company or his or her designated agent of notice, substantially in the form attached hereto as Annex 1, of the number of Option Shares with respect to which the Option is being exercised, together with payment in full of the exercise price and any applicable withholding taxes. Payment of the option exercise price shall be made in cash or bank certified or cashier’s check for the number of Option Shares being purchased. Before the issuance of shares of common stock upon the exercise of the Option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

5. Nonassignability of Option by Optionee. The Option is nonassignable and may not be transferred, pledged or hypothecated in any manner by the Optionee, either voluntarily or by operation of law, except by will or the applicable laws of descent and distribution; shall not be subject to execution, attachment or similar process; and shall be exercisable during the Optionee’s lifetime only by the Optionee. Any purported transfer or assignment in violation of this provision shall be void. The Option and any and all rights granted to the Optionee hereunder and not theretofore duly exercised shall automatically terminate and expire upon any purported assignment or transfer or upon the bankruptcy or insolvency of Optionee or Optionee’s estate.

6. Conditions on Company’s Obligations.

6.1 No Violations of Law. The Company shall not be obligated to issue any Option Shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws and the requirements of any stock exchange or market on which the common stock may then be listed. The Company will use its reasonable best efforts to take steps required by state or federal law and applicable regulations in connection with issuance of the Option Shares. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Option Shares hereunder, or to qualify for an exemption from registration for the issuance and sale of any shares hereunder, shall relieve the Company of any liability with respect to the nonissuance or sale of such shares as to which such requisite authority or qualification shall not have been obtained or satisfied.

6.2 Compliance with Securities Laws. As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of exercise that the Option Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of common stock on the stock records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of common stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board of Directors (or a committee thereof) also may require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTION.

7. No Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of common stock until the date on which the Optionee becomes the holder of record of those shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

8. No Right to Employment or Service. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or interfere in any way with the Company’s right to terminate the Optionee’s employment at will at any time, for any reason, with or without cause, without any pre- or post-termination warning, discipline or procedure, or to decrease the Optionee’s compensation or benefits, or confer upon the Optionee any right to be retained or employed by the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company. Neither Optionee nor any other person shall have any claim or right to be granted additional options under the Plan. Optionee shall have no rights to or interest in any option except as set forth herein.

9. Market Stand-off. The Optionee agrees, in connection with any public equity offering by the Company, (a) not to sell or otherwise dispose of any securities of the Company in compliance with terms of the lock-up or similar agreement proposed by the underwriters for such offering and (b) to execute an agreement in the form proposed; provided that (x) substantially all of the Company’s officers and directors enter into identical agreements, (y) the restrictive period does not exceed 180 days following the offering, and (z) the failure to execute a form of agreement shall not affect the enforceability of this covenant. To enforce this covenant, the Company may impose stop-transfer instructions with respect to the securities of the Optionee until the end of the restrictive period.

10. Successors of Company. Subject to Section 2.7 hereof, this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

11. Notices. Any notices under this Agreement must be in writing and will be effective when actually delivered or, if mailed, three days after deposit into the United States mail by registered or certified mail, postage prepaid. Mail shall be directed to the Company at its principal executive offices, Attention: Secretary, and to Optionee at the address stated on the facing page of this Agreement, or to such address as a party may certify by notice to the other party.

12. Amendments. The Company may at any time amend this Agreement if the amendment does not adversely affect the Optionee. Otherwise, this Agreement may not be amended without the written consent of the Optionee and the Company.

13. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

14. Complete Agreement. This Agreement constitutes the entire agreement between the Optionee and the Company, both oral and written concerning the matters addressed herein, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect. This Agreement and the Option represented hereby is granted pursuant to and is governed by the Plan, amended from time to time. In the event of any inconsistency or ambiguity between this Agreement and the Plan, the provisions of the Plan, as interpreted by the Board of Directors or designated committee thereof, shall control.

Annex 1

Form of Notice of Exercise of Stock Option

Date:

To:	Tully’s Coffee Corporation

I hereby exercise the non-statutory stock option granted to me by Tully’s Coffee Corporation (the “Company”) on May 16, 2005, subject to all the terms and provisions thereof and of the 2004 Stock Option Plan referred to therein, and notify the Company of my desire to purchase                      shares of common stock of the Company at the exercise price of $                     per share, or an aggregate exercise price of $                    .

I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

☐	cash, or

☐	bank certified or cashier’s check.

I further agree to execute such other documents as the Company may request in connection with the exercise of this stock option.

By:

Print Name:

Address:

SSN: